Exhibit 99.01

Palisade Bio Provides Corporate Update and Reiterates Guidance

– Company announces strategic streamlining of Board to align with the current state of clinical development and corporate vision

– Advancement of PALI-2108 for the treatment of moderate-to-severe ulcerative colitis (UC) toward Phase 1 clinical study; first in human study on track to commence before year end

Carlsbad, CA – February 13, 2024 – Palisade Bio, Inc. (Nasdaq: PALI) (“Palisade” or the “Company”), a biopharmaceutical company focused on developing novel therapeutics for serious chronic gastrointestinal (GI) diseases, today provided a corporate update and reiterated upcoming milestones.

Recent Highlights

●	The formation of the Company’s Clinical Advisory Board and the appointments of preeminent Key Opinion Leaders, Bruce Sands, MD, MS and Floria Rieder, MD;
●	The exercise of outstanding common stock warrants resulting in gross proceeds of $2.5 million;
●	Presentation of positive preclinical data of lead asset, PALI-2108, at the 2024 Crohn’s & Colitis Congress; and
●	Receipt of the second milestone payment to our joint development partner, Giiant Pharma, Inc., from the US Crohn’s and Colitis Foundation, through its Inflammatory Bowel Disease (IBD) Ventures program.

“We continue to make significant development progress with PALI-2108, our lead program. The program is providing us with a growing body of data that we find encouraging, including support for a precision medicine approach,” commented J.D. Finley, Chief Executive Officer of Palisade. “On the corporate front, we recently completed a strategic realignment of our Board of Directors by reducing its size from 8 to 4 which better positions us with companies in our peer group. Although smaller, we believe the reconstituted board better matches our stage of development while retaining ethnic and gender diversity. We are extremely grateful to each resigning Director for their contributions to Palisade over the years.”

Corporate Update

As part of the Company’s ongoing efforts to streamline its operations and align its leadership with the Company’s current business initiatives, Directors Stephanie Diaz, Cristina Csimma, PharmD, MHP, Robert Trenschel, DO and James Neal, Chairman of the Board, resigned from the Company’s Board. Donald Williams has been appointed as the Company’s Chairman of the Board.

PALI-2108 Development Program

The Company continues to advance its lead program, PALI-2108, for the treatment of moderate-to-severe ulcerative colitis (UC) toward a Phase 1 clinical study. PALI-2108 is an orally administered, locally acting colon-specific phosphodiesterase-4B (PDE4B) inhibitor prodrug in development for patients affected by UC.

Upcoming Milestones

●	Ongoing IND/CTA-enabling tox studies;
●	Complete nonclinical IND/CTA-enabling activities by the end of the third quarter of 2024;
●	Submit initial IND/CTA prior to the end of 2024; and
●	Initiate Phase 1a/b before the end of 2024.

About Palisade Bio

Palisade Bio is a biopharmaceutical company focused on developing novel therapeutics for serious chronic gastrointestinal diseases. The Company believes that by using a targeted approach with its novel therapeutics it will transform the treatment landscape. For more information, please go to www.palisadebio.com.

Forward Looking Statements

This communication contains “forward-looking” statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the Company’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the extent of our cash runway; our ability to successfully develop our licensed technologies; estimates about the size and growth potential of the markets for our product candidates, and our ability to serve those markets, including any potential revenue generated; future regulatory, judicial, and legislative changes or developments in the United States (U.S.) and foreign countries and the impact of these changes; our ability to maintain the Nasdaq listing of our securities; our ability to build a commercial infrastructure in the U.S. and other markets; our ability to compete effectively in a competitive industry; our ability to identify and qualify manufacturers to provide API and manufacture drug product; our ability to enter into commercial supply agreements; the success of competing technologies that are or may become available; our ability to attract and retain key scientific or management personnel; the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for additional financing; our ability to obtain funding for our operations; our ability to attract collaborators and strategic partnerships; and the impact of the COVID-19 pandemic or any global event on our business, and operations, and supply. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are based upon the Company’s current expectations. Forward-looking statements involve risks and uncertainties. The Company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the Company’s ability to advance its nonclinical and clinical programs, the uncertain and time-consuming regulatory approval process; and the Company’s ability to secure additional financing to fund future operations and development of its product candidates. Additional risks and uncertainties can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Securities and Exchange Commission (“SEC”) on March 22, 2023, as well as the Company’s Quarterly Report on Form 10-Q, for the three and nine month periods ended September 30, 2023, filed with the SEC on November 9, 2023. These forward-looking statements speak only as of the date hereof and the Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Investor Relations Contact

JTC Team, LLC

Jenene Thomas

833-475-8247

PALI@jtcir.com

Source: Palisade Bio